Exhibit 99.1

        Analog Devices Announces Changes to Board of Directors

    NORWOOD, Mass.--(BUSINESS WIRE)--Dec. 10, 2007--Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced that Yves-Andre Istel has been elected as a Director of the Company.

    Mr. Istel graduated from Princeton University and has had an extensive career in investment banking and international business. He is currently Senior Advisor of Rothschild Inc. He served as Vice Chairman of Rothschild Inc. from 1993 to 2002 and prior to that served as Chairman of Wasserstein Perella & Co. International and was Co-Chairman of First Boston International Corporation. Currently Mr. Istel serves on the Boards of Compagnie financiere Richemont A.G., Imperial Sugar Company, Tiedemann Trust Company and is a member of the advisory board of Healthpoint Partners LLC.

    "Yves adds substantial depth to the Board in terms of his knowledge and experience in financial markets, international business and investment banking. We look forward to his participation," said Ray Stata, ADI Chairman.

    Additionally, Lester Thurow, professor of management and economics at MIT and Analog Devices Board member since 1988, retired from the Board effective December 4, 2007. "For 19 years Analog Devices has benefited enormously from Lester's broad understanding of global economics and business trends," said Stata. "He provided valuable counsel and advice as the company grew to a larger, more complex global enterprise. His presence and contributions to the company will be missed."

    About Analog Devices

    Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating over 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker "ADI" and is included in the S&P 500 Index.

    Editor's Contact Information: Maria Tagliaferro; 781-461-3282; email: investor.relations@analog.com

    CONTACT: Analog Devices, Inc.
             Maria Tagliaferro; 781-461-3282
             investor.relations@analog.com